SPECIAL RETENTION AWARD-FORM A
RESTRICTED STOCK UNIT AWARD AGREEMENT
RECITALS
A. The Corporation has implemented the Plan as an equity incentive program to encourage key employees and officers of the Corporation and the non-employee members of the Board to remain in the employ or service of the Corporation by providing them with an opportunity to acquire a proprietary interest in the success of the Corporation.
B. Participant is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Class A Common Stock to Participant under the Plan.
C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
          1. Grant of Restricted Stock Units. The Corporation hereby awards to Participant, as of the Award Date, restricted stock units under the Plan. Each restricted stock unit that vests hereunder shall entitle Participant to one share of the Corporation’s Class A Common Stock on the designated issuance date. The number of shares of Class A Common Stock underlying the awarded restricted stock units, the applicable vesting requirements for those units and the underlying shares and the issuance dates for the shares that vest are set forth in the Award Summary below. The remaining terms and conditions governing the Award are set forth in the remainder of this Agreement.
AWARD SUMMARY

Participant:

Award Date:

Number of Shares Subject to Award:	«Shares» shares of Class A Common Stock (the “Shares”)

Vesting Schedule:	The Shares shall vest in a series of successive equal monthly installments over the period of Participant’s continued Service as follows:____________________________. Such Service-vesting schedule shall constitute the “Normal Vesting Schedule.” However, the Shares may vest on an accelerated basis in accordance with the applicable provisions of Paragraph 3(b) or Paragraph 5 of this Agreement.

Issuance Schedule:	Each Share in which Participant vests in accordance with the applicable provisions of the Normal Vesting Schedule will become issuable on the date (the “Issuance Date”) upon which occurs the earliest of the following: (i) the date of the Participant’s cessation of Service, (ii) the closing date of a Change in Control or (iii) the issuance date determined for that Share in accordance with the following schedule based on the period during which that Share vests in accordance with the Normal Vesting Schedule:

Vesting Period	Issuance Date

The actual issuance of the Shares shall be subject to the Corporation’s collection of all applicable Withholding Taxes and shall be effected on the applicable Issuance Date or as soon as administratively practicable thereafter, but in no event later than (A) the fifteenth (15th) day of the second calendar month following an Issuance Date triggered by Participant’s cessation from Service or a Change in Control or (B) with respect to an Issuance Date determined under the clause (iii) issuance schedule above, the fifteenth (15th) day of the third calendar month following the close of the Corporation’s fiscal year in which the applicable vesting period for those Shares commences. Any Issuance Date under this Agreement shall in all events be effected within the applicable short-term deferral period under Code Section 409A. The Shares which vest on an accelerated basis pursuant to Paragraph 3(b) or Paragraph 5 of this Agreement shall be issued in accordance with the provisions of the applicable paragraph. The applicable Withholding Taxes shall be collected pursuant to the procedures set forth in Paragraph 7 of this Agreement.
          2. Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death shall be transferred to Participant’s designated beneficiary or beneficiaries of this Award or, in the absence of such designated beneficiaries, pursuant to the provisions of Participant’s will or the laws of inheritance. Participant may make a beneficiary designation with respect to this Award at any time by filing the appropriate form with the Plan Administrator or its designate.

          3. Cessation of Service.
               (a) Except as otherwise provided in Paragraph 3(b) below, Participant shall not vest in any additional Shares following his cessation of Service. Accordingly, should Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units, and those Shares shall cease to be subject to this Award.
               (b) Should Participant cease Service prior to the completion of the Normal Vesting Schedule by reason of death, then all of the unvested Shares at the time subject to this Award shall immediately vest, and those Shares, together with any other unissued Shares in which Participant is vested under this Agreement at such time, shall be issued to the Participant’s estate or his designated beneficiaries upon the Participant’s death or as soon as administratively practicable thereafter, but in event later than the fifteenth (15th) day of the second calendar month following the date of Participant’s death or (if later) the last day of the applicable short-term deferral period under Code Section 409A.
          4. Stockholder Rights.
               (a) The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.
               (b) Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable other than in shares of Class A Common Stock, be declared and paid on the Corporation’s outstanding Class A Common Stock in one or more calendar years during which Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares had such Shares been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest in one or more installments hereunder, the phantom dividend equivalents credited to those Shares in the book account shall vest, and those vested phantom dividend equivalents shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of the vested Shares to which they relate. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution. In no event shall any phantom dividend equivalents vest or become distributable unless the Shares to which they relate vest in accordance with the terms of this Agreement.
          5. Change in Control. Should a Change in Control be effected during the period of Participant’s Service and at a time when one or more unvested Shares remain subject to this Award, then Participant shall, immediately prior to the closing of that Change in Control transaction, vest in all those unvested Shares. The Shares that so vest, together with any other vested but unissued Shares at the time subject to this Award, shall be converted into the right to receive for each such Share the same consideration per share of Class A Common Stock payable to the other holders of such Class A Common Stock in consummation of the Change in Control. Such consideration shall be distributed at the same time as such stockholder payments, but in no event shall such distribution to Participant be completed later than the fifteenth (15th) day of the second calendar month following the effective date of that Change in Control. Each distribution made under this Paragraph 5 shall be subject to the Corporation’s collection of the applicable Withholding Taxes. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
          6. Adjustment in Shares. Should any change be made to the Class A Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Class A Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Class A Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive. However, in the event of a Change of Control, the adjustments (if any) shall be made in accordance with the applicable provisions of Section 13.8 of the Plan governing Change of Control transactions. Notwithstanding the above, the conversion of any convertible securities of the Corporation shall not be deemed to have been effected without the Corporation’s receipt of consideration.
          7. Withholding Taxes.
               (a) The Corporation shall collect the Withholding Taxes with respect to each distribution of phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.
               (b) The Corporation shall collect the applicable Withholding Taxes with respect to all Shares which vest and become issuable pursuant to the provisions of this Agreement through the following automatic share withholding method:
     • On the applicable issuance date, the Corporation shall withhold, from the vested Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes; provided, however, that the number of Shares which the Corporation shall be required to so withhold shall not exceed in Fair

Market Value (other than by reason of the rounding up of any fractional share to the next whole Share) the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant hereby expressly authorizes the Corporation to withhold any such additional fractional Share that is needed to round up the Share withholding to the next whole Share, with the Fair Market Value of that additional fractional Share to be added to the amount of taxes withheld by the Corporation from his or her wages for the calendar year in which the issuance date occurs, and to report that additional tax withholding as part of his or her W-2 tax withholdings for such year.
               (c) Notwithstanding the foregoing provisions of this Paragraph 7, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts payable hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder. Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Paragraph 7(c) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).
               (d) Except as otherwise provided in Paragraph 5 or this Paragraph 7, the settlement of all restricted stock units which vest under the Award shall be made solely in shares of Class A Common Stock. No fractional share of Class A Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Class A Common Stock.
          8. Compliance with Laws and Regulations. The issuance of shares of Class A Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Class A Common Stock may be listed for trading at the time of such issuance.
          9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices or shall be effected by properly addressed electronic mail delivery. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most recent address then on file for Participant in the Corporation’s Human Resources Department. All notices shall be deemed effective upon personal or electronic delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
          10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant and the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.
          11. Code Section 409A
               (a) It is the intention of the parties that the provisions of this Agreement shall comply with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.
               (b) If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Code Section 409A, then the following provisions shall apply:
          • No shares of Class A Common Stock or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant until the date of Participant’s Separation from Service or as soon thereafter as administratively practicable, but in no event later than the fifteenth day of the second calendar month following the date of such Separation from Service.
          • No shares of Class A Common Stock or other amounts which become issuable or distributable under this Agreement by reason of Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.
          • No amounts that vest and become payable under Paragraph 5 of this Agreement by reason of a Change in Control shall be distributed to the Participant at the time of such Change in Control, unless that transaction also qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder. In the absence of such a qualifying change in control, the distribution shall not be made until the earlier of (i) the date of Participant’s Separation from Service or (ii) the applicable Issuance Date determined pursuant to the issuance date schedule set forth in Paragraph 1 of this Agreement for the Shares to which those amounts relate or as soon as administratively practicable following the earlier of such dates, but in no event later than the fifteenth (15th) day of the second calendar month following that date, subject, however, to any required deferral pursuant to the preceding paragraph.
          12. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award. To the extent there is any conflict between the provisions of this Agreement and Participant’s existing employment agreement with the Corporation, the provisions of this Agreement shall be controlling, and none of the special vesting acceleration/continuation provisions of that employment agreement shall be applicable to this Award, and this Award shall not be deemed to be a New Equity Award for purposes of those provisions. Accordingly, the vesting of this Award shall be governed solely by the express terms and conditions of this Agreement. In addition, this Agreement and the Award evidenced hereby shall not be subject to the pro-rata vesting provisions of the Corporation’s Senior Executive Severance Pay Plan, and those provisions shall not afford any additional vesting to Participant other than the vesting provided by the express terms and conditions of this Agreement.
          13. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona without resort to that State’s conflict-of-laws rules.
          14. Participant Acceptance. The Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Corporation or through a written acceptance delivered to the Corporation in a form satisfactory to the Corporation. In no event shall any shares of Class A Common Stock be issued under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

APOLLO GROUP, INC.
By:
Title:

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:
          A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.
          B. Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.
          C. Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
          D. Board shall mean the Corporation’s Board of Directors.
          E. Change in Control shall have the meaning assigned to such term in Section 3.1(e) of the Plan.
          F. Code shall mean the Internal Revenue Code of 1986, as amended.
          G. Class A Common Stock shall mean shares of the Corporation’s Class A common stock.
          H. Corporation shall mean Apollo Group, Inc., an Arizona corporation, and any successor corporation to Apollo Group, Inc. which shall by appropriate action adopt the Plan.
          I. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          J. Fair Market Value per share of Class A Common Stock on any relevant date shall be the closing price per share of such Class A Common Stock on the date in question on the Stock Exchange serving as the primary market for the Class A Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Class A Common Stock is then primarily traded. If there is no closing selling price for the Class A Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.
          K. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

          L. Participant shall mean the person to whom the Award is made pursuant to the Agreement.
          M. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          N. Plan shall mean the Corporation’s 2000 Stock Incentive Plan, as amended or restated from time to time.
          O. Plan Administrator shall mean the Compensation Committee of the Board acting in its capacity as administrator of the Plan.
          P. Separation from Service shall mean Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he may have rendered such services). Any such determination as to Separation from Service shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.
          Q. Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee. However, Participant shall, for purposes of the vesting provisions of this Agreement, be deemed to cease Service immediately upon the occurrence of the any of the following events: (i) Participant no longer performs services in an Employee capacity for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant renders services in an Employee capacity ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity or (iii) if Participant is employed on the Award Date in a capacity other than (or in addition to) a faculty member, Participant ceases to remain employed in that capacity and is accordingly employed by the Corporation (or any Parent or Subsidiary) solely in the capacity of a faculty member. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.
          R. Shares shall mean the shares of Class A Common Stock which may vest and become issuable under the Award pursuant to the terms of this Agreement.
          S. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

          T. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          V. Withholding Taxes shall mean the (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the shares of Class A Common Stock under the Award, any phantom dividend equivalents relating to those shares and any other amounts payable with respect to those shares and (ii) the federal, state and local income taxes required to be withheld by the Corporation in connection with the issuance of those vested shares and the distribution of any phantom dividend equivalents relating to such shares and any other amounts payable with respect to those shares.